Exhibit 99.1

For Immediate Release

CBOT Holdings Files Lawsuit Against CBOE to Enforce

CBOT Members’ Rights in CBOE Restructuring

CHICAGO, ILLINOIS – August 23, 2006 – CBOT Holdings, Inc. (NYSE: BOT) and its wholly-owned subsidiary the Board of Trade of the City of Chicago, Inc. (the “CBOT”) announced today that they filed a lawsuit against the Chicago Board Options Exchange, Inc. The lawsuit seeks to enforce the rights of the CBOT’s full members to participate in the CBOE’s restructuring. The CBOT seeks, among other things, an injunction requiring the CBOE to allow the full members of the CBOT who hold an Exercise Right and meet certain other requirements to participate equally in any distribution of CBOE stock, as the CBOT claims are required by the CBOE’s own Certificate of Incorporation and subsequent agreements between the CBOT and CBOE.

The lawsuit was filed today in the Delaware Court of Chancery. CBOT Holdings, the CBOT and the CBOE are all Delaware corporations. Besides CBOT Holdings and the CBOT, the plaintiffs include representatives of the class of CBOT full members. The CBOE’s Board of Directors is also named as defendants.

This press release, along with a copy of the Complaint, is being furnished with the SEC as part of a Form 8-K. Press inquiries should be directed to Hugh R. McCombs, one of the lawyers for the CBOT, at (312) 701-7357.

About the CBOT

As one of the leading global derivative exchanges, the Chicago Board of Trade provides a diverse mix of financial, equity and commodity futures and options-on-futures products. Building on its 158-year history, the CBOT continues to advance into the future using the strength of deep liquidity, market integrity and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT provides premier customer service to risk managers and investors worldwide. For more information, visit our website at www.cbot.com.

Forward Looking Statement

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and includes any use of the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue.” These statements are based on management’s current expectations and involve assumptions that may be subject to change or risks and uncertainties that could cause actual results to differ materially from those set forth in the statements. Accordingly, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement contained in this press release. The factors that may affect our performance may be found in the Annual Report on Form 10-K and other periodic reports filed by CBOT Holdings, Inc. with the U.S. Securities and Exchange Commission (“SEC”). These filings can be obtained at the SEC’s website at www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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